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                               AMERIN CORPORATION

                        SPECIAL MEETING OF STOCKHOLDERS

                            WEDNESDAY, JUNE 9, 1999
                                   9:00 A.M.

                             CORPORATE HEADQUARTERS
                            200 EAST RANDOLPH DRIVE
                               CHICAGO, IL 60601



          AMERIN CORPORATION
[AMERIN]  200 EAST RANDOLPH DRIVE, CHICAGO, IL 60601                       PROXY
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THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE SPECIAL
MEETING ON JUNE 9, 1999.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" the proposal.

By signing the proxy, you revoke all prior proxies and appoint Gerald L. Friedman, Roy J. Kasmar and Randolph C. Sailer II, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments.



                      See reverse for voting instructions.

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Amerin Corporation, c/o Norwest Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-9397.



                  [DOWN ARROW] Please detach here [DOWN ARROW]

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                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:


Approval of the merger of Amerin        / / For     / / Against     / / Abstain
Corporation ("Amerin"), a Delaware
corporation, with and into CMAC
Investment Corporation ("CMAC"), a
Delaware corporation, pursuant to the
terms and conditions of the Agreement
and Plan of Merger dated as of November
22, 1998 between Amerin and CMAC, as amended.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL


Address Change? Mark Box / /                     Date
Indicated changes below:                             --------------------------


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                                        Signature(s) in Box
                                        Please sign exactly as your name(s)
                                        appear on Proxy. If held in joint
                                        tenancy, all persons must sign.
                                        Trustees, administrators, etc., should
                                        include title and authority.
                                        Corporations should provide full name
                                        or corporation and title of authorized
                                        officer signing the proxy.